UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2014

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 983-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2014, the Board of Directors (the “Board”) of McKesson Corporation (the “Company”), upon recommendation of the Committee on Directors and Corporate Governance, elected Donald R. Knauss and Susan R. Salka, as new directors, effective October 20, 2014. Mr. Knauss’ and Ms. Salka’s term as directors will expire at the Company’s 2015 Annual Meeting of Stockholders unless each is renominated as a director, and elected by stockholders at the annual meeting in accordance with the Company’s majority voting standard. The size of the Board was increased from nine to eleven members in connection with the election of Mr. Knauss and Ms. Salka.

Mr. Knauss, age 63, has served as Chairman and Chief Executive Officer of The Clorox Company, a manufacturer of consumer and institutional products, since October 2006. Beginning November 20, 2014, he will serve as Chairman only, in a newly created Executive Chairman role. He was Executive Vice President of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and President and Chief Operating Officer for Coca-Cola North America from February 2004 until September 2006. Previously, Mr. Knauss was President of the Retail Division of Coca-Cola North America and President and Chief Executive Officer of The Minute Maid Company, a division of The Coca-Cola Company. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He is also a director of the Kellogg Company and a member of the board of trustees of both Morehouse College and the University of San Diego. He was formerly a director of URS Corporation.

Ms. Salka, age 49, has served as Chief Executive Officer and President of AMN Healthcare Services, Inc., a provider of healthcare workforce solutions and staffing services, since 2005, and a director of the company since 2003. She has served in several other executive roles since joining the company in 1990, including Chief Operating Officer, Chief Financial Officer and Senior Vice President of Business Development. Ms. Salka is also a director of The Campanile Foundation at San Diego State University. She was formerly a director of Beckman Coulter Inc., Playtex Products, University of California San Diego’s Sulpizio Cardiovascular Center, and the BIOCOM Institute.

The Board has appointed Mr. Knauss and Ms. Salka as members of the Audit Committee and the Governance Committee. The Board has also determined that Mr. Knauss and Ms. Salka are independent and meet the applicable director independence requirements of the New York Stock Exchange and the Company’s director independence standards, as adopted by the Board. There was no arrangement or understanding between Mr. Knauss or Ms. Salka and any other persons pursuant to which each was selected as a director, and there are no related party transactions between Mr. Knauss or Ms. Salka and the Company. Contemporaneously with their election, Mr. Knauss and Ms. Salka executed the Company’s standard form of Indemnification Agreement, which provides for indemnification of the indemnitee to the fullest extent permitted by Delaware law.

Mr. Knauss and Ms. Salka will receive compensation for service on the Board in accordance with the Company’s standard compensatory arrangement for non-employee directors. A description of the Company’s non-employee director compensation can be found under the caption “Director Compensation” in the Company’s definitive proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission (the “Commission”) on June 19, 2014. Mr. Knauss’ and Ms. Salka’s compensation as non-employee directors will be prorated to reflect the remainder of the Company’s annual non-employee director compensation program. Accordingly, subject to the terms and conditions of the Company’s 2013 Stock Plan, Mr. Knauss and Ms. Salka will be granted restricted stock units (“RSUs”) in an amount representing a prorated portion of the annual equity award that was previously granted to non-employee directors. The grant date value of the

RSUs for each of Mr. Knauss and Ms. Salka will be $116,301, and the number of RSUs granted to each of Mr. Knauss and Ms. Salka will be determined by dividing $116,301 by the closing price of the Company’s common stock on the grant date.

Item 7.01	Regulation FD Disclosure.

On September 22, 2014, the Company issued a press release announcing the election of Mr. Knauss and Ms. Salka to the Board. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The information contained in this item, including Exhibit 99.1, is furnished to the Commission, but shall not be deemed “filed” with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by the Company dated September 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 22, 2014

McKesson Corporation

By:	/s/ Lori A. Schechter
Lori A. Schechter
Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company dated September 22, 2014.